EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ESCO Technologies Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309, 333-63930, 333-85268, and 333-117953) on Form S-8 of ESCO Technologies Inc. (the Company) of our reports dated November 29, 2007, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2007; management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2007 and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in the Annual Report to Stockholders for the fiscal year ended September 30, 2007 is incorporated by reference in the September 30, 2007 annual report on Form 10-K of the Company.
Our report dated November 29, 2007 on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of September 30, 2007, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective October 1, 2005, and that the Company changed its method of quantifying errors in 2006.
/s/ KPMG LLP
St. Louis, Missouri
November 29, 2007